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EXHIBIT (11) STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                       COMPUTATION OF EARNINGS PER SHARE
                     Comerica Incorporated and Subsidiaries
                     (in thousands, except per share data)


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
                                                Three months ended       Six months ended
                                                      June 30                 June 30,
                                             ----------------------     ------------------
                                               2001           2000        2001       2000
                                             --------       -------     -------    -------
Basic
  Average shares outstanding                  178,033        176,931     177,857    176,905
                                             --------       --------    --------   --------

Net income                                   $208,472       $206,050    $302,064   $403,081
Less preferred stock dividends                  4,275          4,275       8,550      8,550
                                             --------       --------    --------   --------
Net income applicable to common stock        $204,197       $201,775    $293,514   $394,531
                                             --------       --------    --------   --------

Basic net income per share                      $1.15          $1.14       $1.65      $2.23

Diluted
  Average shares outstanding                  178,033        176,931     177,857    176,905
  Nonvested stock                                 243            188         200        178
  Common stock equivalent:
    Net effect of the assumed exercise
     of stock options                           2,111          2,274       2,285      2,203
                                             --------       --------    --------   --------
  Diluted average shares                      180,387        179,393     180,342    179,286
                                             --------       --------    --------   --------

Net income                                   $208,472       $206,050    $302,064   $403,081
Less preferred stock dividends                  4,275          4,275       8,550      8,550
                                             --------       --------    --------   --------
Net income applicable to common stock        $204,197       $201,775    $293,514   $394,531
                                             --------       --------    --------   --------

Diluted net income per share                    $1.13          $1.12       $1.63      $2.20
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